Exhibit 99.1

KULR Expands into High-Growth Robotics Market with German Bionic AI-Powered Exoskeletons for U.S. Workforce

HOUSTON / GLOBENEWSWIRE / April 15, 2025 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a leader in advanced energy management platforms, today announced the launch of a new strategic partnership with German Bionic (“GB”), a leading global robotics company known for its groundbreaking robotic exoskeleton, Apogee ULTRA, to expand into the rapidly growing fields of robotics and artificial intelligence. GB counts global logistics companies, large retailers, hospitals, and major international airports among its customers, including Dachser Intelligent Logistics, GXO, Nuremberg Airport, Canadian Tire, the British consumer electronics retailer Currys, and the Charité Hospital Berlin. According to Spherical Insights, the global wearable robotic exoskeleton market size is expected to reach $41.5 billion by 2033.

The initiative includes the formation of a dedicated business unit, KULR AI & Robotics, aimed at driving innovation and commercialization of affordable and mature robotic solutions to support the US workforce and reshoring of manufacturing. During their EOY and Q4 earnings call, KULR also announced that their website has been updated and relaunched as KULR.ai to reflect this shift and the introduction of the new business unit. The new unit will be led by Josh Steinmann, VP of AI and Robotics.

“This partnership exemplifies our broader strategy to leverage our energy management expertise and become a key enabler of the robotics and AI ecosystem, as these applications demand higher battery performance and more efficient thermal management for their high-performance electronics,” said Michael Mo, CEO of KULR Technology Group. “AI is a critical enabler of robotics, and we’re aggressively focused on this area – through this partnership and other strategic initiatives – to help shape the future of human-machine interface.”

“We are pleased to have KULR as a key partner, joining us in the journey to scale and deliver the world’s strongest data-driven exoskeletons to North America and beyond,” says Armin G. Schmidt, Founder and CEO of German Bionic. “At the core of our innovation is a clear understanding of energy as a fundamental force – something unseen yet essential in driving both progress and human advancement. Our exoskeletons are designed to empower and elevate frontline workers, unlocking their full potential each day. This partnership is the natural unfolding of our mission to infuse the world with greater value, vitality, and purpose.”

The sixth-generation Apogee ULTRA is a proven, in-market solution engineered for large-scale deployment. Apogee ULTRA and anticipated future generations of the exoskeleton can enhance human energy output significantly and materially reduce workplace injuries, driving outsized returns on investment, employee satisfaction and retention, and reduced healthcare costs. This technology has demonstrated success across multiple sectors, including delivery logistics, supply chain solutions, manufacturing, construction, and healthcare.

Key elements of the partnership include a collaborative technology effort to further enhance the capabilities of Apogee ULTRA, the world’s most powerful exoskeleton, focused on performance improvements, AI integration, and increased user adaptability. KULR will also hold exclusive marketing and distribution rights for North America, establishing the Company as the primary provider of GB’s products spanning all industries.

KULR’s expansion into this sector aligns with US strategic priorities to expand domestic manufacturing and industry. The Company aims to become a key player in the next generation of AI-powered, human-centered robotic technologies serving delivery logistics, supply chain solutions, manufacturing, construction, and healthcare. Looking ahead, KULR plans to localize the manufacturing and assembly of future generation exoskeletons within the United States, supporting domestic supply chain resilience, reducing lead times, and enhancing scalability for widespread adoption.

About KULR Technology Group Inc.

KULR Technology Group Inc. (NYSE American: KULR) delivers cutting-edge energy storage solutions for space, aerospace, and defense by leveraging a foundation of in-house battery design expertise, comprehensive cell and battery testing suite, and battery fabrication and production capabilities. The Company’s holistic offering allows the delivery of commercial off-the-shelf and custom next-generation energy storage systems in rapid timelines for a fraction of the cost compared to traditional programs. On December 4, 2024, KULR announced that its Board of Directors has agreed to include bitcoin as a primary asset in its treasury program and committed to allocating up to 90% of its surplus cash to the acquisition of bitcoin. For more information, please visit www.KULR.ai.

About German Bionic

German Bionic is a global robotics firm that develops and manufactures smart power suits and other wearable technologies. It was the world’s first company to deliver connected exoskeletons for the workplace, applying self-learning and artificial intelligence to support lifting movements and prevent poor posture, and thereby becoming an intelligent link between humans and machines. The German Bionic smart power suits and wearables protect the health of workers and markedly reduce the risk of accidents and injury to improve work processes. In recognition of this innovative technology, which puts people back at the center of Industry 5.0, German Bionic has received numerous awards including the CES “Best of Innovation” Award, the Fast Company “Innovation by Design Award”, and the “Innovation Champion” Award of the European Investment Bank. German Bionic is headquartered in Germany and the US, with offices in Berlin, Augsburg, Boston and Tokyo. For more information, visit: www.germanbionic.com.

Investor Relations:

KULR Technology Group, Inc.

Phone: 858-866-8478 x 847

Email: ir@kulrtechnology.com

KULR Media Relations:

M Group Strategic Communications (on behalf of KULR)

KULR@mgroupsc.com

German Bionic Media Relations:

Eric Eitel, Head of Global Communications

Email: ee@germanbionic.com